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                                                                    Exhibit 99.1

NEWS RELEASE                             For additional information contact:
                                         Thomas F. Rokisky, President & CEO
                                         (304) 258-1520
                                         trokisky@cnbwv.com

CITIZENS NATIONAL BANK OF BERKELEY SPRINGS ANNOUNCES
ACQUISITION OF HANCOCK, MARYLAND OFFICE OF FIDELITY BANK
(FORMERLY HOME FEDERAL)

BERKELEY SPRINGS, WV (January 26, 2004) - Citizens National Bank of Berkeley Springs (CNB) today said it has agreed to purchase certain assets and liabilities associated with the Hancock, MD branch office of Fidelity Bank, a subsidiary bank of Mercantile Bankshares Corporation (formerly Home Federal). The acquisition would become CNB's first banking office located in Maryland and the bank's first expansion outside of West Virginia.

The purchase would increase CNB's assets to more than $218 million. The purchase, which is subject to regulatory approval, is expected to be completed in the second quarter of 2004.

"This is an exciting new chapter in CNB's 70-year history," said CNB Chairman of the Board J. Philip Kesecker. "Our new Hancock banking office is a natural fit for us and will enhance our long-term goal of remaining the number one community bank in this area. We are confident our newest customers are going to appreciate our great tradition of customer service and commitment to the community."

Under the terms of the agreement, which has been approved by the directors of both companies, CNB will assume responsibility for all deposit services including checking, savings, and certificates of deposit totaling over $17 million as well as certain loans. In addition, CNB will purchase the Hancock branch office and assume the lease for the real estate located at 333 East Main Street, Hancock, MD.

"We are anxious to welcome customers of Fidelity Bank's Hancock office to the CNB family and to introduce them to the style of community banking that has made us successful for the past 70 years," said CNB President and Chief Executive Officer Thomas F. Rokisky. "Current CNB customers who live or work in the Hancock area will be able to receive the same level of personal service they always have had from CNB -- only now they will be able to get it right at home."

In the coming weeks, customers of the Fidelity Bank Hancock location will be receiving information from CNB regarding the transfer of their accounts to CNB. "We are sensitive to the fact these same customers recently went through an account conversion from Home Federal to Fidelity Bank, so we are going to make all of this as easy as we can for them," Rokisky added. "It is our intention to retain all of the current employees of the Hancock office, so our newest customers will still be dealing with people they know and trust."

CNB has long maintained the position of number one in bank market share in Morgan County, WV. In addition to CNB's main bank headquarters in Berkeley Springs, the bank operates a banking office on Route 522 South in Berkeley Springs as well as two banking offices in Berkeley County, WV, one each at Hedgesville and Martinsburg. The CNB location in Hancock will become the bank's fifth banking office in the local tri-state area.

In addition, the bank recently announced that it has purchased property and will construct a new full-service banking office at Springs Mills Commons in north Berkeley County near Falling Waters that will be completed during the fourth quarter of 2004.

CNB has total assets in excess of $200 million and total deposits of $180 million. CNB offers full-service banking, including trust, investment and insurance services, as well as making loans to consumers and local businesses. Founded in 1934, CNB operates as an independent community bank that delivers outstanding personal service to its customers and an exceptional return on investment to its shareholders. More information about CNB is available at cnbwv.com.

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This news release contains, among other things, certain forward-looking statements regarding the company following completion of the transaction. These forward-looking statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from the anticipated results or other expectations in such forward-looking statements.